Exhibit 99.1

iParty Corp. Announces New Chief Financial Officer

DEDHAM, Mass.—(BUSINESS WIRE)—March 26, 2007—iParty Corp. (AMEX: IPT - news), a party goods retailer that operates 50 iParty retail stores, today announced the appointment of David E. Robertson to the position of Chief Financial Officer effective April 2, 2007.

Mr. Robertson, age 57, brings to iParty over twenty years of experience in the financial management of retail companies. After starting his career in the audit division of Ernst & Young, he worked in a variety of accounting, audit and financial capacities at Zayre Corp., Lechmere Inc. and Kitchen, Etc. Inc., where he served as Vice President and Chief Financial Officer from 1999 to 2005.   Since 2005, Mr. Robertson has been employed as a private consultant primarily doing Sarbanes-Oxley compliance testing and analysis of financial controls for both public and private companies.  Mr. Robertson is a CPA, a graduate of Harvard College, and holds an MS in Professional Accountancy from Northeastern University.

The hiring of Mr. Robertson as iParty’s new CFO reflects the fact that iParty’s current President and CFO, Patrick Farrell, has informed the Company that personal, family reasons will require him to relocate from the Boston area to New York during 2007, as previously disclosed in a Form 8-K filing that iParty made with the SEC on January 8, 2007.  Mr. Robertson’s appointment as iParty’s new CFO at this time is consistent with the Company’s current employment agreement with Mr. Farrell and reflects the desire of both Mr. Robertson and Mr. Farrell to assist iParty in effecting a smooth transition. Accordingly, in connection with the appointment of Mr. Robertson, Mr. Farrell has resigned from his position as iParty’s CFO effective April 2, 2007, but will continue to retain his position and title as President of iParty.   Mr. Farrell’s employment agreement with iParty will continue to extend through November 15, 2007, as previously disclosed.

The Company also announced today that it has entered into new three-year employment agreements with Sal Perisano, its Chief Executive Officer, and Dorice Dionne, its Senior Vice President, Merchandising & Marketing, effective April 1, 2007.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. (AMEX: IPT - news) is a party goods retailer that operates 50 iParty retail stores and licenses the operation of an Internet site for party goods and party planning at www.iparty.com. iParty’s aim is to make throwing a successful event both stress-free and fun.  With over 20,000 party supplies and costumes and an online party magazine and party-related content, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource with an extensive assortment of products to customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues, and, of course, Halloween. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:  This release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing iParty’s expectations or beliefs as of any date subsequent to the date of this press release.  For a discussion of these and other risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, “Risk Factors” of iParty’s most recently filed Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

Contact:

iParty Corp.

Patrick Farrell, 781-355-3717

pfarrell@iparty.com